Exhibit 15.3

Pro-forma balance sheet as of December 31, 2023

(in millions)

	Company	Disposal	Adjustments
	Historical	(a)	(b)	Pro forma	Pro forma
	RUB million				USD million
Assets
Non-current assets
Property and equipment	66			66	0.7
Goodwill and other intangible assets	91			91	1.0
Investments in associates	479			479	5.3
Long-term debt securities and deposits	-			-	-
Long-term loans issued	4,205			4,205	46.9
Long-term receivables	-	7,917		7,917	88.3
Deferred tax assets	29			29	0.3
Total non-current assets	4,870	7,917	-	12,787	142.6

Current assets
Trade and other receivables	2,080	11,875	852	14,807	165.1
Short-term loans issued	209		592	801	8.9
Short-term debt securities and deposits	4,993			4,993	55.7
Other current assets	390			390	4.3
Cash and cash equivalents	7,300		2,679	9,979	111.3
Assets held for sale	102,395	(102,395)		-	-
Total current assets	117,367	(90,520)	4,123	30,970	345.3
Total assets	122,237	(82,603)	4,123	43,757	487.9

Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	1			1	0.0
Additional paid-in capital	1,876			1,876	20.9
Share premium	12,068			12,068	134.6
Other reserves	2,146	280		2,426	27.0
Retained earnings	42,709	(26,000)	3,999	20,708	230.9
Translation reserve	163	(31)		132	1.5
Total equity attributable to equity holders of the parent	58,963	(25,751)	3,999	37,211	414.9
Non-controlling interests	893	(893)		-	-
Total equity	59,856	(26,644)	3,999	37,211	414.9

Non-current liabilities
Long-term debt	-		39	39	0.4
Long-term deferred income	374			374	4.2
Long-term lease liabilities	8			8	0.1
Other non-current liabilities	-			-	-
Deferred tax liabilities	76			76	0.8
Total non-current liabilities	458	-	39	497	5.5

Current liabilities
Trade and other payables	5,548		85	5,633	62.8
Customer accounts and amounts due to banks	-			-	-
Short-term debt	248			248	2.8
Short-term lease liabilities	14			14	0.2
Other current liabilities	154			154	1.7
Liabilities directly associated with the assets held for sale	55,959	(55,959)		-	-
Total current liabilities	61,923	(55,959)	85	6,049	67.4
Total equity and liabilities	122,237	(82,603)	4,123	43,757	487.9

(a)column represents the sale of Russian assets and liabilities and estimated discounted proceeds to be received from the buyer in the amount of RUB 19,792 million.

(b)column represents the recognition of former Intra-group balances becoming third party upon disposal